23(d)(2)(i)(i)	Sub-Advisory Agreement (Amendment) — Transamerica PIMCO Real Return TIPS dated 7-1-09

59

AMENDMENT NO. 2
TO SUB-ADVISORY AGREEMENT BETWEEN TRANSAMERICA ASSET MANAGEMENT, INC.
AND PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
     THIS AMENDMENT is made as of July 1, 2009 to the Sub-Advisory Agreement dated March 1, 2003, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Pacific Investment Management Company LLC (the “Sub-Adviser), on behalf of Transamerica PIMCO Real Return TIPS, a separate series of Transamerica Funds (the “Trust”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Compensation.
Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Schedule A.
2.	A new Section 17 is added as follows:
                   17. Services of the Sub-Adviser. Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) preparing and filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust’s performance or investments; (b) providing employees of the Sub-Adviser to serve as officers of the Trust; or (c) providing employees of the Sub-Adviser to serve as the Trust’s Chief Compliance Officer and associated staff.
     In all other respects, the Sub-Advisory Agreement dated March 1, 2003, as amended, is confirmed and remains in full force and effect.
     The parties hereto have caused this amendment to be executed as of July 1 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: Name:	/s/ Christopher A. Staples Christopher A. Staples
Title:	Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: Name:	/s/ Brent L. Holden Brent L. Holden
Title:	Managing Director

60

Schedule A
The following fee schedule shall apply to Transamerica PIMCO Real Return TIPS paid quarterly in arrears based on the average daily net assets as reported by the Investment Adviser:

Fund	Sub-Adviser Compensation
Transamerica PIMCO Real Return TIPS	0.25% of the Fund’s average daily net assets on the first $1 billion
0.20% of the Fund’s average daily net assets thereafter

61